Exhibit 5.3

[Letterhead of Sullivan & Worcester LLP]

December 19, 2011

Entercom Radio, LLC

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Re:	Registration Statement on Form S-4; Exchange Offer for $220,000,000 Aggregate Principal Amount of 10 1/2% Senior Notes due 2019; Guarantee by Entercom Boston 1 Trust

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Entercom Boston 1 Trust, a Massachusetts business trust (“Boston Trust”) in connection with the guarantee (the “Guarantee”) by Boston Trust of up to $220,000,000 aggregate principal amount of 10   1/2% Senior Notes due 2019, Series B (the “Exchange Notes”) to be issued by Entercom Radio, LLC, a Delaware limited liability company (the “Issuer”) under an Indenture, dated as of November 23, 2011 (the “Indenture”), among the Issuer, each of the companies set forth on Exhibit A to this opinion letter (the “Guarantors,” which include Boston Trust) and Wilmington Trust, National Association, as trustee, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). The Exchange Notes, the Guarantee and the guarantees of each of the other Guarantors will be issued in exchange for the Issuer’s outstanding 10  1/2% Senior Notes due 2019, Series A (the “Outstanding Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the Guarantee.

In rendering the opinions expressed below, we have reviewed the following documents:

(i) executed copies of the Indenture;

(ii) Boston Trust’s Declaration of Trust, certified by the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”) on December 16, 2011;

(iii) a certificate of the Secretary of Boston Trust, dated the date hereof (the “Secretary’s Certificate”), attesting to true, correct and complete copies of the by-laws of Boston Trust and the written consent of the sole trustee of Boston Trust; and

December 19, 2011

(iv) a certificate of the Secretary of The Commonwealth of Massachusetts, dated December 16, 2011, attesting to the legal existence and good standing of Boston Trust in The Commonwealth of Massachusetts.

The documents referred to in subparagraphs (i) through (iv) above are referred to collectively as the “Documents.”

In our examination of the Documents described above, we have assumed the genuineness of all signatures, the legal capacity and competence of all individuals, the execution of all Documents on behalf of all entities and persons other than Boston Trust having been duly authorized and such Documents having been validly executed and delivered on behalf of such entities and persons other than Boston Trust, the completeness and accuracy of all trust records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies of documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have not reviewed the minute books of Boston Trust.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of Boston Trust, upon the representations made to us by one or more officers or employees of Boston Trust, and upon the representations and warranties of Boston Trust in the Documents. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.

The opinions set forth herein are limited to the state laws of The Commonwealth of Massachusetts. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. We express no opinion herein with respect to compliance by any party, including Boston Trust, with state securities or “blue sky” laws or with any state or federal anti-fraud laws.

Based upon and subject to the foregoing and to the comments and qualifications following these opinions, it is our opinion that the execution and delivery of the Indenture by Boston Trust, and the performance by Boston Trust of its obligations under the Guarantee, have been duly authorized by all necessary trust action of Boston Trust.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the Exchange Notes currently entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and the reference to this firm under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are within the category of persons

December 19, 2011

whose consent is required by Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

EXHIBIT A

Delaware Corporate Guarantors

Entercom Capital, Inc.

Entercom Incorporated

Delaware LLC Guarantors

Entercom Austin, LLC

Entercom Austin License, LLC

Entercom Boston, LLC

Entercom Boston License, L.L.C.

Entercom Springfield, LLC

Entercom Springfield License, LLC

Entercom California, LLC

Entercom Denver, LLC

Entercom Denver License, LLC

Entercom Gainesville, LLC

Entercom Gainesville License, LLC

Entercom Greensboro, LLC

Entercom Greensboro License, LLC

Entercom Greenville, LLC

Entercom Greenville License, LLC

Entercom Indianapolis, LLC

Entercom Indianapolis License, LLC

Entercom Kansas City, LLC

Entercom Kansas City License, LLC

Entercom Madison, LLC

Entercom Madison License, LLC

Entercom Memphis, LLC

Entercom Memphis License, LLC

Entercom Milwaukee, LLC

Entercom Milwaukee License, LLC

Entercom New Orleans, LLC

Entercom New Orleans License, LLC

Entercom Buffalo, LLC

Entercom Buffalo License, LLC

Entercom Rochester, LLC

Entercom Rochester License, LLC

Entercom Norfolk, LLC

Entercom Norfolk License, LLC

Entercom Portland, LLC

Entercom Portland License, LLC

Entercom Providence, LLC

Entercom Providence License, LLC

Entercom Sacramento License, LLC

Entercom San Francisco License, LLC

Entercom Seattle, LLC

Entercom Seattle License, LLC

Entercom Wichita, LLC

Entercom Wichita License, LLC

Entercom Wilkes-Barre Scranton, LLC

Entercom Properties, LLC

Delaware Equipment Holdings, LLC

New York Guarantor

Entercom New York, Inc.

Massachusetts Guarantor

Entercom Boston 1 Trust